Astoria Financial Corporation Reports First Quarter Earnings Per Common Share Of $0.30

Results Include $0.12 Per Common Share Due to Impact of NYS Tax Law Changes

Quarterly Cash Dividend of $0.04 Per Common Share Declared

LAKE SUCCESS, N.Y., April 16, 2014 /PRNewswire/ -- Astoria Financial Corporation (NYSE: AF) ("Astoria", the "Company"), the holding company for Astoria Federal Savings and Loan Association ("Astoria Federal"), today reported net income available to common shareholders of $29.4 million, or $0.30 diluted earnings per common share ("diluted EPS"), for the quarter ended March 31, 2014, compared to net income available to common shareholders of $13.9 million, or $0.14 diluted EPS, for the quarter ended March 31, 2013. Included in the 2014 first quarter results is a reduction in income tax expense of $11.5 million ($0.12 diluted EPS) related to the impact of New York State tax legislation which was signed into law on March 31, 2014 which resulted in a net income tax benefit for the quarter.

Financial Highlights

Loan Portfolio Shift Continues:

  Multi-family/commercial real estate ("MF/CRE") mortgage loans continue to become a larger percentage of the loan portfolio, increasing to 34% of total loans at March 31, 2014 from 33% at December 31, 2013 and 26% at March 31, 2013.
  At March 31, 2014, the MF/CRE pipeline totaled approximately $448 million, 44% higher than $312 million at December 31, 2013.

Deposits:

  Core deposits increased $89.4 million from December 31, 2013 to $6.7 billion and represent 68% of deposits at March 31, 2014, up from 67% and 64% at December 31, 2013 and March 31, 2013, respectively.
  Business deposits increased $40.0 million, or 6%, from December 31, 2013 to $690.1 million at March 31, 2014.

Net Interest Margin:

  For the quarter ended March 31, 2014, the net interest margin increased to 2.36% from 2.31% for the prior quarter and 2.19% for the 2013 first quarter.  The 2014 first quarter includes a large prepayment penalty on a group of loans to a single borrower which added approximately 2 basis points to our net interest margin.

Monte N. Redman, President and Chief Executive Officer of Astoria, commenting on the 2014 first quarter stated, "We are pleased with the results we reported today, which we believe provides further evidence that the strategic repositioning of our balance sheet continues to move forward according to plan. Our MF/CRE loan portfolio continues to grow, now representing 34% of our total loan portfolio, and remains on track to reach our December 2015 target of 45%. The strong push on building our business banking operation, including the opening of our first Manhattan branch on March 31st, continues to provide positive results as evidenced by the growth of low cost business deposits of $40.0 million during the first quarter, representing a 6% increase from year-end 2013."

Board Declares Quarterly Cash Dividend of $0.04 Per Share
The Board of Directors of the Company, at its April 16, 2014 meeting, declared a quarterly cash dividend of $0.04 per common share. The dividend is payable on June 2, 2014 to shareholders of record as of May 15, 2014. This is the seventy-sixth consecutive quarterly cash dividend declared by the Company.

First Quarter Earnings Summary
Net interest income for the quarter ended March 31, 2014 totaled $88.0 million compared to $86.8 million for the previous quarter and $84.0 million for the 2013 first quarter. The net interest margin for the quarter ended March 31, 2014 increased to 2.36% from 2.31% for the previous quarter and 2.19% for the 2013 first quarter. In the 2014 first quarter, we had a large prepayment penalty on a group of loans to a single borrower that added approximately 2 basis points to our net interest margin.

For the quarter ended March 31, 2014, a $1.6 million provision for loan losses was recorded compared to $3.4 million for the previous quarter and $9.1 million for the 2013 first quarter. "We continue to maintain our allowance at a level which we believe is appropriate given the continued improvement in our asset quality metrics as well as the high quality of our loan originations. The allowance for loan losses coverage ratio to the total loan portfolio remains strong at 1.09%," Mr. Redman commented.

Non-interest income for the quarter ended March 31, 2014 totaled $13.7 million compared to $17.4 million for the previous quarter and $18.3 million for the 2013 first quarter. These decreases are due primarily to decreases in mortgage banking income, net.

General and administrative ("G&A") expense for the quarter ended March 31, 2014 totaled $70.2 million compared to $69.0 million for the previous quarter and $71.6 million for the 2013 first quarter. Mr. Redman commented, "Our G&A expense, while slightly higher than the 2013 fourth quarter is still below the lower end of the $72-$75 million per quarter range we have discussed on our previous conference calls. We believe that as we progress through the remainder of the year, our G&A expense will continue to trend towards the higher end of the range, reflecting the expenses associated with the branch we opened on March 31st as well as the two additional branches we are planning to open in the second half of the year. In addition, we expect to incur increases in advertising, branding and compensation expenses in conjunction with both the branch openings and our continued focus on business banking."

Effective March 31, 2014, New York State tax legislation was signed into law in connection with the approval of the New York State 2014-2015 budget. Portions of the new legislation significantly affect the calculation of income taxes imposed on banks and thrifts operating in New York State. For Astoria, the impact of the legislation resulted in an increase in our net deferred tax asset as of March 31, 2014, with a corresponding reduction in income tax expense of $11.5 million, which resulted in a net income tax benefit for the quarter ended March 31, 2014.

Balance Sheet Summary
Total assets decreased $93.8 million from December 31, 2013, and totaled $15.7 billion at March 31, 2014. The decrease was primarily due to a decrease in the residential (one-to-four family) mortgage loan portfolio, partially offset by increases in the MF/CRE portfolio and the securities portfolio. The loan portfolio decreased $155.4 million from December 31, 2013 and totaled $12.3 billion at March 31, 2014.

The MF/CRE mortgage loan portfolio totaled $4.2 billion at March 31, 2014, an increase of $72.7 million from December 31, 2013, and represents 34% of the total loan portfolio. For the quarter ended March 31, 2014, MF/CRE loan originations totaled $218.0 million compared to $345.6 million for the 2013 first quarter. The 2014 first quarter MF/CRE loan production was originated with a weighted average loan-to-value ratio of approximately 54% and a weighted average debt coverage ratio of approximately 1.72. MF/CRE loan prepayments for the quarter ended March 31, 2014 totaled $112.9 million compared to $99.0 million for the comparable 2013 period. Included in the 2014 first quarter is the prepayment of approximately $27 million isolated to one borrower. At March 31, 2014, the MF/CRE pipeline totaled approximately $448 million.

The residential mortgage loan portfolio totaled $7.8 billion at March 31, 2014, compared to $8.0 billion at December 31, 2013. For the quarter ended March 31, 2014, residential loan originations for portfolio totaled $98.3 million compared to $233.5 million for the 2013 first quarter. The weighted average loan-to-value ratio of the residential loan production for portfolio was approximately 69% at origination for the 2014 first quarter. Residential loan prepayments for the 2014 first quarter totaled $225.1 million, compared to $638.5 million for the comparable 2013 period. "During the first quarter we saw a continuation of the trend of slower loan prepayments that began in the 2013 third quarter, due to higher long term interest rates. In addition we continue to experience a decrease in residential mortgage originations as the market has shifted from being refinance driven towards more purchase driven," Mr. Redman commented.

Commenting on the mortgage loan portfolio, Mr. Redman stated, "The trend of the residential loan portfolio contraction continues to move in a positive way. During the quarter ended March 31, 2014, the residential loan portfolio contracted by approximately $220 million, down from approximately $260 million in the 2013 fourth quarter. We believe that this trend will continue for the remainder of 2014 and will reach an inflection point where the MF/CRE portfolio growth will outpace the residential portfolio contraction in the second or third quarter."

Deposits decreased $134.2 million from December 31, 2013 to $9.7 billion at March 31, 2014. The decrease was primarily due to a decrease in higher cost certificates of deposit ("CDs"), partially offset by a net increase in lower cost core deposits. Core deposits totaled $6.7 billion, or 68% of total deposits, and had a weighted average rate of 9 basis points at March 31, 2014.

Borrowings decreased $41.9 million from December 31, 2013 to $4.1 billion at March 31, 2014. The decrease in borrowings, coupled with the growth in business banking deposits and decrease in CDs, is a further reflection of our continuing efforts to reposition the mix of liabilities.

Stockholders' equity totaled $1.6 billion, or 9.89% of total assets, at March 31, 2014, an increase of $32.6 million from December 31, 2013, primarily the result of undistributed net income. Astoria Federal continues to be designated as well-capitalized with Tier 1 leverage, Tangible, Total risk-based and Tier 1 risk-based capital ratios of 10.13%, 10.13%, 17.53% and 16.28%, respectively, at March 31, 2014.

Asset Quality
Non-performing loans ("NPLs"), including troubled debt restructurings ("TDRs") of $103.8 million, totaled $323.4 million, or 2.63% of total loans, at March 31, 2014, compared to $332.0 million, including TDRs of $109.8 million, or 2.67% of total loans, at December 31, 2013. Included in the $323.4 million of non-performing loans at March 31, 2014 are $76.2 million of loans which are current or less than 90 days past due compared to $81.5 million at December 31, 2013.

Residential NPLs totaled $294.0 million, of which $228.4 million are 90 days or more delinquent, at March 31, 2014, compared to $305.6 million, of which $234.4 million are 90 days or more delinquent, at December 31, 2013. Of the $228.4 million of residential NPLs delinquent 90 or more days, $195.7 million, or 86%, represent loans which, at 180 days delinquent and annually thereafter were reviewed, and charged-off as needed, to the estimated fair value at such time of the underlying collateral less estimated selling costs. MF/CRE NPLs totaled $23.5 million and consumer and other NPLs totaled $5.9 million at March 31, 2014 compared to $20.4 million and $6.0 million, respectively, at December 31, 2013. Real estate owned, net totaled $46.2 million at March 31, 2014 compared to $42.6 million at December 31, 2013.

The following table illustrates a two-year migration trend for loan delinquencies and NPLs:
(in millions)	Delinquent Loans 30-89 Days Past Due	NPLs Less Than 90 Days Past Due(1)	NPLs 90 Days or More Past Due	Total NPLs	Total Delinquent Loans and NPLs
At March 31, 2012	$163.3	$34.0	$321.6	$355.6	$518.9
At March 31, 2013	$171.2	$79.2	$287.3	$366.5	$537.7
At March 31, 2014	$108.1	$76.2	$247.2	$323.4	$431.5
(1) Includes loans which were current totaling $69.5 million at March 31, 2014, $66.5 million at March 31, 2013 and $31.7 million at March 31, 2012.

Selected Asset Quality Metrics
(at March 31, 2014 except as noted)
($ in millions)	Residential	Multi- Family	CRE	Consumer & Other	Total
Loan portfolio balance	$ 7,814.6	$ 3,345.9	$ 836.3	$ 235.9 (1)	$12,286.7 (2)
Non-performing loans	$ 294.0 (3)(4)	$ 13.5	$ 10.0	$ 5.9	$ 323.4 (5)
NPLs/total loans	2.39%	0.11%	0.08%	0.05%	2.63%
Net charge-offs 1Q14	$ 2.1	$ 0.7	$ 3.0	$ 0.8	$ 6.6
(1)	Includes $193.4 million of home equity loans.
(2)	Includes $54.0 million of net unamortized premiums and deferred loan costs.
(3)	Includes $65.6 million of loans which are current or less than 90 days past due.
(4)	Includes $195.7 million of NPLs reviewed, and charged-off as needed, at 180 days delinquent and annually thereafter.
(5)	Includes $76.2 million of loans which are current or less than 90 days past due.

Included in the $2.1 million of residential loan net charge-offs in the 2014 first quarter are $1.7 million of charge-offs on $11.3 million of NPLs which, at 180 days delinquent and annually thereafter, were reviewed in the 2014 first quarter and charged-off, as needed, to the estimated fair value of the underlying collateral less estimated selling costs. "We are pleased with the continued reduction in loans delinquent less than 90 days. Although we continued to see increased levels of loans shifting from NPL status to real estate owned during the quarter, we expect the level of NPLs 90 days or more delinquent will remain somewhat elevated for some time, especially in those states requiring judicial foreclosure. It is important to note that the loss potential remaining on these NPLs has been greatly reduced as a result of our having already reviewed, marked down, and charged-off as necessary, 86% of the residential NPLs 90 days or more delinquent, to their adjusted fair value less estimated selling costs," Mr. Redman noted.

Future Outlook
Commenting on the future outlook, Mr. Redman stated, "Our strategy to expand our position as a full-service community bank continues to move forward. We believe that the branch we recently opened in Manhattan, along with the two additional branches we expect to open in the second half of the year, combined with an enriched advertising, marketing and branding campaign will assist our business bankers as they continue to grow their business. The growth of our business banking operation should allow us to continue to grow our low-cost, core deposits and move closer to our goal that they represent 80% of total deposits by the end of 2015. In a very competitive environment for MF/CRE lending, we are pleased that the MF/CRE pipeline grew by more than $135 million during the first quarter. We believe that the remainder of the year will provide us with increased loan originations leading to net growth in that portfolio similar to what we have achieved over the past two years. We expect this net growth to outpace the shrinkage in the residential loan portfolio, allowing us to begin to achieve net growth in the loan portfolio and, in turn, interest-earning assets."

Earnings Conference Call April 17, 2014 at 10:00 a.m. (ET)
The Company, as previously announced, indicated that Monte N. Redman, President & CEO will host an earnings conference call Thursday morning, April 17, 2014 at 10:00 a.m. (ET).   The toll-free dial-in number is (877) 709-8150.  A telephone replay will be available on April 17, 2014 from 1:00 p.m. (ET) through midnight Saturday, April 26, 2014 (ET).   The replay number is (877) 660-6853, ID# 13579207.  The conference call will also be simultaneously webcast on the Company's website www.astoriafederal.com and archived for one year.

About Astoria Financial Corporation
Astoria Financial Corporation, with assets of $15.7 billion, is the holding company for Astoria Federal Savings and Loan Association. Established in 1888, Astoria Federal, with deposits in New York totaling $9.7 billion, is the second largest thrift depository in New York and embraces its philosophy of "Putting people first" by providing the customers and local communities it serves with quality financial products and services through 86 convenient banking branch locations, one business banking office, and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria Federal commands a significant deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Federal originates residential mortgage loans through its banking and loan production offices in New York, a broker network in four states, primarily along the East Coast, and correspondent relationships covering 10 states and the District of Columbia and multi-family and commercial real estate loans, primarily on rent controlled and rent stabilized apartment buildings, located in New York City and the surrounding metropolitan area.

Forward Looking Statements
This press release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would," and similar terms and phrases, including references to assumptions.
Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of our investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all areas in which we do business, or conditions in the real estate or securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes, including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and any actions regarding foreclosures, may adversely affect our business; enhanced supervision and examination by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System and the Consumer Financial Protection Bureau; effects of changes in existing U.S. government or government-sponsored mortgage programs; technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may be determined adverse to us or may delay the occurrence or non-occurrence of events longer than we anticipate. We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

Tables Follow

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands, Except Share Data)
	At	At
	March 31,	December 31,
	2014	2013
ASSETS
Cash and due from banks	$132,557	$121,950
Securities available-for-sale	396,687	401,690
Securities held-to-maturity
(fair value of $1,887,250 and $1,811,122, respectively)	1,911,500	1,849,526
Federal Home Loan Bank of New York stock, at cost	150,297	152,207
Loans held-for-sale, net	3,177	7,375
Loans receivable:
Mortgage loans, net	12,050,391	12,201,920
Consumer and other loans, net	236,283	240,146
	12,286,674	12,442,066
Allowance for loan losses	(134,000)	(139,000)
Total loans receivable, net	12,152,674	12,303,066
Mortgage servicing rights, net	12,369	12,800
Accrued interest receivable	38,492	37,926
Premises and equipment, net	111,264	112,530
Goodwill	185,151	185,151
Bank owned life insurance	424,281	423,375
Real estate owned, net	46,205	42,636
Other assets	135,252	143,490

TOTAL ASSETS	$15,699,906	$15,793,722

LIABILITIES
Deposits	$9,721,078	$9,855,310
Federal funds purchased	337,000	335,000
Reverse repurchase agreements	1,100,000	1,100,000
Federal Home Loan Bank of New York advances	2,410,000	2,454,000
Other borrowings, net	248,293	248,161
Mortgage escrow funds	151,798	109,458
Accrued expenses and other liabilities	179,669	172,280

TOTAL LIABILITIES	14,147,838	14,274,209

STOCKHOLDERS' EQUITY
Preferred stock, $1.00 par value; 5,000,000 shares authorized:
Series C (150,000 shares authorized; and 135,000 shares issued and outstanding)
	129,796	129,796
Common stock, $0.01 par value (200,000,000 shares authorized;
166,494,888 shares issued; and 99,408,856 and 98,841,960 shares outstanding, respectively)
	1,665	1,665
Additional paid-in capital	890,954	894,297
Retained earnings	1,951,052	1,930,026
Treasury stock (67,086,032 and 67,652,928 shares, at cost, respectively)	(1,386,307)	(1,398,021)
Accumulated other comprehensive loss	(35,092)	(38,250)

TOTAL STOCKHOLDERS' EQUITY	1,552,068	1,519,513

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$15,699,906	$15,793,722

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Share Data)

	For the Three Months Ended
	March 31,
	2014	2013
Interest income:
Residential mortgage loans	$64,954	$80,207
Multi-family and commercial real estate mortgage loans	43,390	38,623
Consumer and other loans	2,086	2,228
Mortgage-backed and other securities	13,677	10,899
Interest-earning cash accounts	69	55
Federal Home Loan Bank of New York stock	1,833	2,029
Total interest income	126,009	134,041
Interest expense:
Deposits	13,229	17,321
Borrowings	24,810	32,688
Total interest expense	38,039	50,009

Net interest income	87,970	84,032
Provision for loan losses	1,631	9,126
Net interest income after provision for loan losses	86,339	74,906
Non-interest income:
Customer service fees	9,020	9,046
Other loan fees	608	522
Mortgage banking income, net	800	4,776
Income from bank owned life insurance	1,989	2,136
Other	1,252	1,798
Total non-interest income	13,669	18,278
Non-interest expense:
General and administrative:
Compensation and benefits	33,388	31,998
Occupancy, equipment and systems	18,174	19,785
Federal deposit insurance premium	8,569	10,184
Advertising	1,712	1,340
Other	8,380	8,244
Total non-interest expense	70,223	71,551

Income before income tax (benefit) expense	29,785	21,633
Income tax (benefit) expense	(1,764)	7,781

Net income	31,549	13,852

Preferred stock dividends	2,194	-

Net income available to common shareholders	$29,355	$13,852

Basic earnings per common share	$0.30	$0.14

Diluted earnings per common share	$0.30	$0.14

Basic weighted average common shares outstanding	98,106,045	96,674,729
Diluted weighted average common shares outstanding	98,106,045	96,674,729

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

		For the Three Months Ended March 31,
			2014			2013
				Average			Average
		Average		Yield/	Average		Yield/
		Balance	Interest	Cost	Balance	Interest	Cost
				(Annualized)			(Annualized)
	Assets:
	Interest-earning assets:
	Mortgage loans (1):
	Residential	$7,984,747	$64,954	3.25%	$9,551,733	$80,207	3.36%
	Multi-family and commercial real estate	4,152,276	43,390	4.18	3,296,907	38,623	4.69
	Consumer and other loans (1)	238,962	2,086	3.49	263,978	2,228	3.38
	Total loans	12,375,985	110,430	3.57	13,112,618	121,058	3.69
	Mortgage-backed and other securities (2)	2,262,530	13,677	2.42	2,011,325	10,899	2.17
	Interest-earning cash accounts	96,523	69	0.29	91,926	55	0.24
	Federal Home Loan Bank stock	151,603	1,833	4.84	164,248	2,029	4.94
	Total interest-earning assets	14,886,641	126,009	3.39	15,380,117	134,041	3.49
	Goodwill	185,151			185,151
	Other non-interest-earning assets	659,660			824,578
	Total assets	$15,731,452			$16,389,846

	Liabilities and stockholders' equity:
	Interest-bearing liabilities:
	Savings	$2,468,658	304	0.05	$2,771,082	342	0.05
	Money market	2,027,845	1,260	0.25	1,692,150	2,093	0.49
	NOW and demand deposit	2,081,356	165	0.03	2,060,170	167	0.03
	Total core deposits	6,577,859	1,729	0.11	6,523,402	2,602	0.16
	Certificates of deposit	3,151,979	11,500	1.46	3,859,606	14,719	1.53
	Total deposits	9,729,838	13,229	0.54	10,383,008	17,321	0.67
	Borrowings	4,151,418	24,810	2.39	4,219,118	32,688	3.10
	Total interest-bearing liabilities	13,881,256	38,039	1.10	14,602,126	50,009	1.37
	Non-interest-bearing liabilities	316,928			456,240
	Total liabilities	14,198,184			15,058,366
	Stockholders' equity	1,533,268			1,331,480
	Total liabilities and stockholders' equity	$15,731,452			$16,389,846

	Net interest income/
	net interest rate spread (3)		$87,970	2.29%		$84,032	2.12%
	Net interest-earning assets/
	net interest margin (4)	$1,005,385		2.36%	$777,991		2.19%
	Ratio of interest-earning assets to
	interest-bearing liabilities	1.07x			1.05x

(1)	Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2)	Securities available-for-sale are included at average amortized cost.
(3)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL RATIOS AND OTHER DATA

	At or For the
	Three Months Ended
	March 31,
	2014	2013

Selected Returns and Financial Ratios (annualized)
Return on average common stockholders' equity (1)	8.37%	4.27%
Return on average tangible common stockholders' equity (1) (2)	9.64	4.97
Return on average assets (1)	0.80	0.34
General and administrative expense to average assets	1.79	1.75
Efficiency ratio (3)	69.09	69.94
Net interest rate spread	2.29	2.12
Net interest margin	2.36	2.19

Selected Non-GAAP Returns and Financial Ratios (annualized) (4)
Non-GAAP return on average common stockholders' equity (1)	5.09%	4.27%
Non-GAAP return on average tangible common stockholders' equity (1) (2)	5.87	4.97
Non-GAAP return on average assets (1)	0.51	0.34

Asset Quality Data (dollars in thousands)
Non-performing loans:
Current	$69,499	$66,494
30-59 days delinquent	3,847	9,858
60-89 days delinquent	2,827	2,795
90 days or more delinquent	247,203	287,310
Non-performing loans	323,376	366,457

Real estate owned	46,205	23,487

Non-performing assets	369,581	389,944

Net loan charge-offs	6,631	10,377

Non-performing loans/total loans	2.63%	2.84%
Non-performing loans/total assets	2.06	2.26
Non-performing assets/total assets	2.35	2.41
Allowance for loan losses/non-performing loans	41.44	39.36
Allowance for loan losses/total loans	1.09	1.12
Net loan charge-offs to average loans outstanding (annualized)	0.21	0.32

Capital Ratios (Astoria Federal)
Tangible	10.13%	9.42%
Tier 1 leverage	10.13	9.42
Total risk-based	17.53	16.74
Tier 1 risk-based	16.28	15.48

Other Data
Cash dividends paid per common share	$0.04	$0.04
Book value per common share (5)	14.31	13.32
Tangible book value per common share (6)	12.44	11.43
Tangible common stockholders' equity/tangible assets (2) (7)	7.97%	7.00%
Mortgage loans serviced for others (in thousands)	$1,491,515	$1,509,914
Full time equivalent employees	1,539	1,525

(1)

Returns on average common stockholders' equity and average tangible common stockholders' equity are calculated using net income available to common shareholders. Returns on average assets are calculated using net income.

(2)	Tangible common stockholders' equity represents common stockholders' equity less goodwill.
(3)	Efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.
(4)	See the "Reconciliation of GAAP Measures to Non-GAAP Measures" table included in this release for a reconciliation of GAAP measures to non-GAAP measures for the three months ended March 31, 2014.
(5)	Book value per common share represents common stockholders' equity divided by outstanding common shares, excluding unallocated Employee Stock Ownership Plan, or ESOP, shares at March 31, 2013.
(6)	Tangible book value per common share represents tangible common stockholders' equity divided by outstanding common shares, excluding unallocated ESOP shares at March 31, 2013.
(7)	Tangible assets represent assets less goodwill.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

END OF PERIOD BALANCES AND RATES
(Dollars in Thousands)

	At March 31, 2014		At December 31, 2013		At March 31, 2013
		Weighted		Weighted		Weighted
		Average		Average		Average
	Balance	Rate (1)	Balance	Rate (1)	Balance	Rate (1)
Selected interest-earning assets:
Mortgage loans, gross (2):
Residential	$7,586,182	3.45%	$7,802,898	3.48%	$8,926,171	3.68%
Multi-family and commercial real estate	4,158,660	3.96	4,089,025	4.02	3,374,904	4.46
Mortgage-backed and other securities (3)	2,308,187	2.85	2,251,216	2.87	2,137,801	3.10

Interest-bearing liabilities:
Savings	2,447,913	0.05	2,493,899	0.05	2,752,009	0.05
Money market	2,076,651	0.21	1,972,136	0.25	1,786,472	0.27
NOW and demand deposit	2,128,346	0.03	2,097,478	0.04	2,137,817	0.03
Total core deposits	6,652,910	0.09	6,563,513	0.11	6,676,298	0.10
Certificates of deposit	3,068,168	1.49	3,291,797	1.50	3,769,035	1.55
Total deposits	9,721,078	0.53	9,855,310	0.57	10,445,333	0.62
Borrowings, net	4,095,293	2.39	4,137,161	2.41	3,908,629	3.31

(1)

Weighted average rates represent stated or coupon interest rates excluding the effect of yield adjustments for premiums, discounts and deferred loan origination fees and costs and the impact of prepayment penalties.

(2)	Mortgage loans exclude loans held-for-sale and non-performing loans, except non-performing residential mortgage loans which are current or less than 90 days past due.
(3)	Securities available-for-sale are reported at fair value and securities held-to-maturity are reported at amortized cost.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(In Thousands, Except Per Share Data)

Income and expense and related financial ratios determined in accordance with US generally accepted accounting principles (GAAP or GAAP measures) excluding the adjustment detailed in the following table (non-GAAP measures) provides a meaningful comparison for effectively evaluating Astoria's operating results.

	For the Three Months Ended
	March 31, 2014
	GAAP	Adjustment (1)	Non-GAAP

Net interest income	$87,970	$-	$87,970
Provision for loan losses	1,631	-	1,631

Net interest income after provision for loan losses	86,339	-	86,339
Non-interest income	13,669	-	13,669
Non-interest expense (general and administrative expense)	70,223	-	70,223

Income before income tax (benefit) expense	29,785	-	29,785
Income tax (benefit) expense	(1,764)	11,487	9,723

Net income	31,549	(11,487)	20,062

Preferred stock dividends	2,194	-	2,194

Net income available to common shareholders	$29,355	$(11,487)	$17,868

Basic earnings per common share	$0.30	$(0.12)	$0.18

Diluted earnings per common share	$0.30	$(0.12)	$0.18

Non-GAAP returns and earnings per common share are calculated substituting non-GAAP net income and non-GAAP net income available to common shareholders for net income and net income available to common shareholders in the corresponding calculation.

(1)

The adjustment represents the effects of the New York State income tax legislation signed into law on March 31, 2014, which, in accordance with GAAP, must be reflected in our net deferred tax asset in the statement of financial condition with a corresponding adjustment to income tax expense in the period of enactment.

CONTACT: Theodore S. Ayvas, Vice President, Investor Relations, 516-327-7877, ir@astoriafederal.com